Exhibit 99.1

      BSD MEDICAL ANTICIPATES PATENT FOR NEW DEVICE TO OPTIMIZE TREATMENTS
                                 WITH RADIATION

SALT LAKE CITY, July 26 /PRNewswire-FirstCall/ -- BSD Medical Corp. (Amex: BSM) today announced that the company has received "official notice of allowance" for a new patent that is expected to be issued by the U.S. Patent Office. The patent is being secured as the basis for a new disposable device that would enable the use of simultaneous brachytherapy (interstitial radiation) and microwave hyperthermia therapy, employing BSD's existing systems. Current technology allows only sequential treatments.

According to research with a breast cancer model, when hyperthermia therapy (a thermal treatment for cancer) was administered simultaneously with radiation, the effective dose of radiation (thermal enhancement) was maximized -- amplified 2.5 times, without increasing toxicity (Overgaard, Int. J. Radiation. Onc. Biol Phys., Vol 6, No 11). The idea is to get much more out of radiation treatments without adding side effects. "The new device is intended to optimize the effectiveness of an already powerful therapy," according to Paul F. Turner, Chairman and Chief Technology Officer of BSD. "The treatment can be provided through a convenient disposable," Turner added.

The American Cancer Society's journal, CANCER, and the International Journal of Radiation Oncology Biology Physics by the American Society for Therapeutic Radiology and Oncology (ASTRO) have both published clinical trials demonstrating the therapeutic enhancement achieved by the addition of interstitial hyperthermia therapy to brachytherapy. Among the institutions that have published in support of the efficacy of these combined therapies are UCSF and Johns Hopkins Hospital.

Certain cancers are best approached through interstitial radiation therapy so that the treatment can be delivered locally within the tumor, limiting potential radiation damage to surrounding normal tissue. BSD Medical has the rights of all of the FDA approvals that have thus far been issued for combining interstitial microwave hyperthermia therapy with brachytherapy in treatment.

BSD Medical produces systems that deliver focused RF/microwave energy to raise temperatures within diseased sites in the body as required by a variety of medical therapies. BSD pioneered the use of microwave thermal therapy for the treatment of enlarged prostate symptoms (BPH), and is responsible for much of the technology that has created a substantial medical industry based on that therapy. BSD's primary thrust is in the commercialization of systems used for the treatment of cancer, and in developments to treat other diseases and medical conditions. BSD was the recipient of the 2005 Frost and Sullivan "Technology of the Year Award" for cancer therapy devices. For further information visit the BSD website at www.bsdmedical.com.

Statements contained in this press release that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements, including all projections and expectations of future events, such as current expectations for the successful commercialization of developments for the treatment of cancer and other diseases and conditions, are subject to risks and uncertainties, some of which are detailed in part in the Company's filings with the Securities and Exchange Commission.

/CONTACT: Hyrum A. Mead of BSD Medical Corp., +1-801-972-5555, or fax, +1-801-972-5930, investor@bsdmc.com/